                                                                      EXHIBIT 12


                       UNITED STATES CELLULAR CORPORATION
                       RATIOS OF EARNINGS TO FIXED CHARGES

                            (Dollars In Thousands)

                                                                                     12 Months
                                                                                       ended
                                                                                     12/31/99
                                                                              ----------------------
                                                                              (Dollars In Thousands)
EARNINGS:
   Income from Continuing Operations Before Income Taxes......................       $516,010
   Add (Deduct):
      Minority Share of Cellular Losses.......................................            (46)
      Earnings on Equity Method...............................................        (30,374)
      Distributions from Minority Subsidiaries................................         24,427
                                                                                     --------
                                                                                     $510,017
   Add Fixed Charges:
      Consolidated Interest Expense...........................................         37,282
      Deferred Debt Expense...................................................            817
      Interest Portion (1/3) of Consolidated Rent Expense.....................          9,276
                                                                                     --------
                                                                                     $557,392

FIXED CHARGES:
   Consolidated Interest Expense..............................................       $ 37,282
   Deferred Debt Expense......................................................            817
   Interest Portion (1/3) of Consolidated Rent Expense........................          9,276
                                                                                     --------
                                                                                     $ 47,375

RATIO OF EARNINGS TO FIXED CHARGES............................................          11.77
                                                                                     ========

   Tax-Effected Preferred Dividends...........................................       $    120
   Fixed Charges..............................................................         47,375
                                                                                     --------

      Fixed Charges and Preferred Dividends...................................       $ 47,495

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS....................          11.74
                                                                                     ========